UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 11, 2008

(Date of Report - Date of earliest event reported on)

Vermont	000-16435	03-0284070
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Derby Road, Derby, Vermont	05829
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number: (802) 334-7915

Not Applicable

(Former name, former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17CFR 203.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

On December 11, 2008, Community Bancorp. (the “Company”) issued a press release announcing that (1) it has applied to participate in the U.S. Treasury Department’s recently established Capital Purchase Program under the Emergency Economic Stabilization Act of 2008 (“EESA”), and (2) it has elected to participate in the excess deposit account guaranty portion of the FDIC’s recently established Temporary Liquidity Guaranty Program under EESA.

Capital Purchase Program (“CPP”)

The Company has applied under the CPP for the sale to Treasury of up to $9.8 million in preferred stock, representing approximately 3% of risk weighted assets at September 30, 2008.  Under the CPP investment terms announced by Treasury for companies (like Community Bancorp.) that do not have shares listed on a national securities exchange, and assuming that the Company’s application is approved, it is expected that 9,800 shares of preferred stock would be issued to Treasury at a liquidation price of $1,000 per share (the “Initial Shares”) and approximately an additional 490 preferred shares would be issued to Treasury for nominal consideration, pursuant to a preferred stock warrant (the “Additional Shares”).  The Initial Shares would bear a dividend rate of 5% per year for five years and 9% thereafter.  The Additional Shares would bear interest at the rate of 9% per year.  The preferred shares would be ranked senior to the Company’s common stock and on a parity with the existing Series A Preferred Stock.  The shares would be redeemable (subject to certain conditions and restrictions), would be fully transferrable and nonvoting, except for class voting rights in connection with matters which would materially and adversely affect the rights of the holders of the preferred shares.  In the event of certain dividend arrearages, the holders of the preferred shares would have the right to elect two directors, but only for so long as the dividend arrearages remain uncured.

The CPP terms also provide that common stock dividends may not be increased without Treasury’s consent during the first three years of the investment.  Thereafter, until the tenth anniversary of the investment, Treasury’s consent would be required for any increase in common stock dividends greater than 3% per year.  In addition, Treasury’s consent would be required for any repurchase of equity securities (including common stock) or trust preferred securities during the ten year period following Treasury’s investment.  These restrictions on dividends and repurchases only apply during the first ten years for so long as Treasury continues to hold any of the preferred shares.  If any of the preferred shares are still held by Treasury following the tenth anniversary of the investment, the Company would be prohibited from paying any common dividends or repurchasing any equity securities or trust preferred securities until all of Treasury’s preferred shares are redeemed or Treasury has transferred all of such securities to third parties.

The Company has sufficient authorized but unissued shares of preferred stock to participate in the CPP without the need to amend the Company’s articles of incorporation.

Participation in the program is subject to approval by the U.S. Treasury.  The Company cannot predict whether such approval will be granted or, if granted, whether it will be approved for the full requested amount.  In addition, issuance of the preferred stock under the CPP would require the consent of the holders of the Company’s existing Series A Preferred Stock.

If the Company’s CPP application is approved, it is expected that the closing of Treasury’s preferred stock purchase would occur in January, 2009.

While participation in the CPP would enhance the Company’s capital position, the Company and its subsidiary, Community National Bank, currently meet the requirements for “well capitalized” institutions under applicable regulatory capital guidelines.

Temporary Liquidity Guaranty Program (“TLGP”)

The TLGP includes two FDIC guaranty programs, a guaranty for certain senior unsecured debt (the “Debt Guaranty”) and an unlimited deposit account guaranty for certain types of transaction accounts (the “Transaction Account Guaranty”).  The Company, through its subsidiary Community National Bank, has elected to participate in both programs.

The Debt Guaranty applies only to specified types of senior unsecured debt securities issued by participating institutions between October 14, 2008 and June 30, 2009.  The Company does not currently have any outstanding debt securities that would be covered by the Debt Guaranty.  The FDIC’s fee for the Debt Guaranty is based on the amount and maturity of the guaranteed debt and ranges from an annualized 50 to 100 basis points.  The fee is assessed only if and to the extent that the participating institution has guaranteed debt outstanding.

The Transaction Account Guaranty provides an unlimited guaranty through December 31, 2009 for funds held in non-interest bearing transaction accounts, as well as funds held in two types of interest bearing accounts:  NOW accounts on which the interest rate paid is 0.50% or lower on and so-called Interest On Lawyer Trust Accounts (IOLTAs) and similar lawyer trust accounts.  The FDIC will assess quarterly a fee for the Transaction Account Guaranty at an annualized rate of 10 basis points on covered balances in excess of the $250,000 FDIC deposit insurance limit.

Additional information concerning the Company’s application to participate in the CPP and its election to participate in the TLGP is contained in the press release filed as Exhibit 99.1 to this Report.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits

99.1  Press Release issued by Community Bancorp. on December 11, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANCORP.

DATED: December 11, 2008	/s/ Stephen P. Marsh
Stephen P. Marsh,
President & Chief Executive Officer